RBSM, LLP

LAS VEGAS, NV

October 8, 2015

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of the Epic Stores Corp. (the "Company") Form 8-K dated September 28, 2015 and are in agreement with the statements relating only to RBSM, LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/s/ RBSM LLP